Exhibit 10.4

Wearable Devices Ltd.

Number with Registrar of Companies: 515056117

(hereinafter: the “Company”)

Date: July 16, 2020

To	Company: 9397

Israel Innovation Authority

Re:	Letter of Undertaking and Notice on the Implementation of an Approved Program

1.	We are executing this letter of undertaking and notice on the implementation of an approved program (hereinafter: the “Letter of Undertaking”) with respect to the approval of the committee that is responsible for operating the track (hereinafter: the “Research Committee”) that is attached[1] to the Letter of Undertaking granted on 1 May 2020, with respect to an approved program the details of which are as set forth in this section below (hereinafter: the “Approved Program”):

The subject of the Approved Program: A snc-based human-machine interface for communication with wearable devices

The Israel Innovation Authority’s benefit track where the file was approved: Benefit track no. 1 – R&D Fund (hereinafter: the “Track”)

File number in the Israel Innovation Authority’s system: 71327

2.	We hereby inform you that we have commenced the implementation of the Approved Program pursuant to the approval the Research Committee granted us.

3.	We declare and undertake to fulfill all of provisions of the Track, the Research, Development and Technological Innovation in Industry Encouragement Law, 5744-1984 (hereinafter: the “Innovation Law”), the rules and procedures set forth thereunder, and the approval of the Research Committee, including:

a.	The obligation not to transfer to anyone the information, rights thereon and production rights to derive form the research and development, without the Research Committee’s approval.

b.	To pay royalties and to submit all reports pursuant to the provisions of law and of the Track, and pursuant to the procedures and rules set forth thereunder.

[1]	Attachment omitted

1.	A.D.
2.	_____________

3. _____________	_____________
Signature with initials	Company stamp

c.	We agree to attribute this file with the number: 71327 to program 51481 on the subject: sEMG-based human-machine interface for communication with wearable devices.

4.	We declare that we have read all the procedures for financial reporting for R&D purposes, and that we shall act pursuant thereto, including with respect to the subject of a computerized system for reporting hours when allocating tasks.

5.	Additional undertakings:

Royalties are to be paid for the Company’s entire revenue.

6.	We hereby declare that we are conducting separate and special account/s as part of the financial accounting for purpose of implementing the Approved Program. The records therein are directly chronological, original, methodical and only pursuant to documentation.

7.	We hereby declare that we are aware of the fact that the grant under discussion is to be paid subject to the terms of the approval, the provisions of the Track, the Innovation Law and the rules and procedures set forth thereunder.

8.	The attached budget[2] including all of its details, terms and schedules constitutes a binding framework. Costs that deviate from this detailed framework shall not be recognized, except with the prior and written approval of the Israel Innovation Authority.

9.	We undertake to fulfill the following provisions:

a.	The company shall be entitled to an advance pursuant to the Israel Innovation Authority’s procedures and the terms set forth in the Research Committee’s approval, provided the program’s implementation really commenced. The advance shall be set off from payments due under the financial statements, except for payment for current tax advances.

b.	Any additional payment shall be made pursuant to a detailed financial report that complies with the Israel Innovation Authority’s procedures. The payment shall be made after an examination of such report. The receiver of the grant must submit a financial report once every 3 months, and a technical report at least once every 6 months, on forms of the Israel Innovation Authority or in their format.

c.	The accuracy of the financial report shall be confirmed by a competent representative of the Company, and attached to it there shall be documents that attest to actual payment to the subcontractors, if such costs were reported.

[2]	Attachment omitted

d.	Any payment for the approved grant shall only be calculated retroactively, until the approval of the final report. Until the final report no more than 90% (including the current advance payment) shall be paid from the budgeted grant or for the cost in the financial report, the lower thereof. The balance shall only be paid after receiving a final financial report and a final technical report including CPA confirmation on behalf of the Company.

The payment shall be made after an examination of the reports by the Israel Innovation Authority, or anyone on its behalf.

e.	The Company’s books, including the Company’s balance sheets, shall be open for examination on behalf of the Israel Innovation Authority for 7 years from the implementation of the Approved Program, or 6 years from the submission of the final financial report, according to the later date.

f.	The Israel Innovation Authority shall have a right to set off any amount it is due from the Company, from the grant that is hereby approved.

g.	The company shall not be entitled to terminate the implementation of the Approved Program, except with the written approval of the Israel Innovation Authority. Should the program be terminated without approval, the Israel Innovation Authority shall be entitled to demand the grant to be returned, plus interest and linkage in accordance with law.

h.	The Company shall be required to submit a final financial report that is confirmed by an accountant on its behalf, in form acceptable to the Israel Innovation Authority, and a final technical report for the Approved Program, no later than 3 months from the date the Approved Plan is completed.

i.	The Israel Innovation Authority is entitled to at all times demand additional technical reports.

j.	No cost shall be recognized unless the consideration therefore was paid, except for overhead in the salary section.

k.	The final financial report shall recognize costs that accumulated during the R&D period that was approved and which were paid no later than 60 days from its end.

l.	The Israel Innovation Authority is entitled to demand interest and linkage differentials in accordance with law for any amount due to it from the receiver of the grant.

10.	We are aware of the fact that the various terms in this Letter of Undertaking do not detract from any provisions of the Innovation Law and of the Track and from any law applicable to the provision of the grant for the Approved Program.

11.	We hereby undertake to observe the intellectual property laws as they shall be introduced from time to time in the State of Israel. We are aware of, and we agree to the fact that should we be convicted of an offense under the intellectual property laws, the Israel Innovation Authority shall be entitled to retroactively revoke any benefit that we received from you, including any grant, loan, benefit or other financial gain, or part of such benefit, and to demand from us to return such in addition to interest and linkage differentials in accordance with law.

Signature Confirmation for a Corporation:

I, the undersigned, Einat Ashkenazy, Adv./CPA, hereby confirm that Wearable Devices Ltd. is duly registered in Israel; that Messrs. Asher Dahan who signed this Agreement in its name, signed it in my presence, and they are authorized to do so on its behalf; and that their signature on this Agreement binds the corporation.

July 16, 2020	/s/ Asher Dahan
Date	Signature and Stamp

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